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                                                                       EXHIBIT C


                    WAIVER AND CLARIFICATION OF AGREEMENTS

     Reference is made to (i) the Loan Agreement dated April 7, 1991 (the "1991 Loan Agreement") by and among Mr. John Sfondrini and Napamco, Ltd. (together, the "General Partners") and Mr. James C. Calaway as the lender thereunder, with Southwest Minerals, Inc. Defined Pension Plan, Calaway Petroleum Int., Inc., Mr. Michael Gottesman, Antwerp Diamond Distributors, Inc., Geiger Energy and Technology Employee Retirement Fund and Mr. Joel Davis as the participants thereunder (collectively with Mr. James C. Calaway, the "1991 Loan Agreement Participants"), (ii) the Loan Agreement dated October 1, 1993 (the "1993 Loan Agreement") by and among the General Partners and Mr. James C. Calaway as the lender thereunder, with Ms. Toby Gottesman as the participant thereunder (collectively with Mr. James C. Calaway, the "1993 Loan Agreement Participants"), (iii) the Addendum to Loan Agreement dated April 26, 1994 (the "Addendum to the 1993 Loan Agreement") by and among the General Partners and Mr. James C. Calaway as the lender thereunder and (iv) a Loan Agreement dated February 17, 1993, as amended on March 4, 1996 (the "Benedict Agreement"), between the General Partners and Mr. David B. Benedict ("Mr. Benedict") whereby Mr. Benedict is entitled to receive a portion of distributions made with respect to the general partner interests in Edge Group II Limited Partnership, a Connecticut limited partnership ("Edge Group II") (the 1991 Loan Agreement, the 1993 Loan Agreement, the Addendum to the 1993 Loan Agreement and the Benedict Agreement are hereinafter collectively referred to as the "Agreements"). The 1991 Loan Agreement Participants, the 1993 Loan Agreement Participants, Mr. James C. Calaway and Mr. Benedict are hereinafter collectively referred to as the "Participants."

     In connection with the transactions contemplated by that certain Combination Agreement (the "Combination Agreement") to be entered into by and among (i) Edge Group II, (ii) Gulfedge Limited Partnership, a Texas limited partnership, (iii) Edge Group Partnership, a Connecticut general partnership,
(iv) Edge Petroleum Corporation, a Texas corporation, (v) Edge Mergeco, Inc., a Texas corporation, and (vi) Edge Petroleum Corporation, a Delaware corporation (the "Company"), the parties hereto agree as follows:

     1. Mr. James C. Calaway, as lender under the 1991 Loan Agreement, the 1993 Loan Agreement and the Addendum to the 1993 Loan Agreement, hereby consents to the withdrawal of the General Partners as general partners of Edge Group II and the transfer of the General Partners' general partner interests in Edge Group II to the Company or its permitted assigns in exchange for shares of Common Stock, par value $0.01 per share (the "Common Stock"), of the Company as contemplated by the Combination Agreement and hereby waives any provisions of the Agreements, and releases any liens or security interests under the Agreements, to the extent necessary to permit such transfer; provided, however, the parties agree that upon such transfer, such shares of Common Stock shall be Pledged Collateral under the Pledge and Security Agreements referred to in the 1991 Loan Agreement, the 1993 Loan Agreement and the Addendum to the 1993 Loan Agreement.

     2. With respect to the Participants' rights under the Agreements relating to the general partner interests in Edge Group II (other than as collateral for borrowed money), the parties hereto
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hereby acknowledge that the original intent of the Agreements was that in the event of an exchange of the General Partners' general partner interests in Edge Group II for an equity interest in another entity (such as the exchange for shares of Common Stock contemplated under the Combination Agreement), the General Partners, who shall have the sole power to make the investment decision as to whether to so exchange their general partner interests in Edge Group II, would be required to transfer to each of the Participants his or her respective proportional share of the equity interest received in such exchange as follows and that upon receipt of such equity interest by each Participant, such Participant's rights relating to the general partner interests in Edge Group II (other than as collateral for borrowed money) shall be satisfied and terminate. In the event of the transfer of the General Partners' general partner interests in Edge Group II to the Company or its permitted assigns pursuant to the Combination Agreement, the General Partners shall transfer to each of the Participants his or her respective proportional share of the proceeds of such transfer as follows and upon receipt thereof, such participant's rights relating to the general partner interests in Edge Group II (other than as collateral for borrowed money) shall be satisfied and terminate:

          (i) Under the 1991 Loan Agreement, the 1991 Loan Agreement Participants shall each receive a portion of the proceeds of the transfer of the general partner interests in Edge Group II equal to the product of (A) one-half of the Transfer Proceeds, multiplied by (B) a fraction, (1) the numerator of which is an amount equal to the total amount of the loan outstanding under the 1991 Loan Agreement on July 15, 1991 with respect to each 1991 Loan Agreement Participant ($80,508.92 for Mr. James C. Calaway; $156,041.18 for Southwest Minerals, Inc. Defined Pension Plan; $286,075.49 for Calaway Petroleum Int., Inc.; $83,221.96 for Mr. Michael Gottesman; $62,416.47 for Antwerp Diamond Distributors, Inc.; $62,936.61 for Geiger Energy and Technology Employees Retirement Fund; and $24,966.59 for Mr. Joel Davis) divided by $60,500 (the amount initially contributed by each limited partner of Edge Group II with respect to each unit representing a limited partner interest in Edge Group II (each, an "Edge Group II Unit")) and (2) the denominator of which is 189 (the total number of outstanding Edge Group II Units). In the case of the transactions contemplated by the Combination Agreement, to obtain the number of shares of Common Stock to be transferred to each Participant, such amount shall be divided by the initial public offering price per share of Common Stock.

          (ii) Under the 1993 Loan Agreement, the 1993 Loan Agreement Participants shall each receive a portion of the proceeds of the transfer of the general partner interests in Edge Group II equal to the product of (A) the GP's After Payout Amount, multiplied by (B) four, multiplied by (C) an amount equal to the total amount loaned under the 1993 Loan Agreement with respect to each 1993 Loan Agreement Participant ($150,000 for Mr. James C. Calaway and $25,000 for Ms. Toby Gottesman) divided by the total amount loaned under the 1993 Loan Agreement ($175,000) multiplied by (D) 0.00381344. In the case of the transactions contemplated by the Combination Agreement, to obtain the number of shares of Common Stock to be transferred to each Participant, such amount shall be divided by the initial public offering price per share of Common Stock.

          (iii) Under the Addendum to the 1993 Loan Agreement, Mr. James C. Calaway shall receive a portion of the proceeds of the transfer of the general partner interests in Edge Group II

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equal to the product of (A) the GP's After Payout Amount, multiplied by (B)
four, multiplied by (C) 0.00245196. In the case of the transactions contemplated by the Combination Agreement, to obtain the number of shares of Common Stock to be transferred to each Participant, such amount shall be divided by the initial public offering price per share of Common Stock.

          (iv) Under the Benedict Agreement, Mr. Benedict shall receive a portion of the proceeds of such transfer equal to the product of (A) the GP's After Payout Amount, multiplied by (B) 0.01063830. In the case of the transactions contemplated by the Combination Agreement, to obtain the number of shares of Common Stock to be transferred to each Participant, such amount shall be divided by the initial public offering price per share of Common Stock.

          (v) For purposes of the transactions contemplated by the Combination Agreement, the "Transfer Proceeds" means the fair market value of the proceeds of the transfer of the general partner interests in Edge Group II (in the case of the transactions contemplated by the Combination Agreement, the parties hereby agree that such fair market value shall be deemed to equal the product of the number of shares of Common Stock issued in exchange for the general partner interests in Edge Group II multiplied by the initial public offering price per share of Common Stock).

          (vi) For purposes of the transactions contemplated by the Combination Agreement, the "GP's After Payout Amount" means an amount equal to the Transfer Proceeds, minus (1) $201,886, minus (2) the fair market value of such proceeds attributable to the general partners' accrued but unpaid management fees (in the case of the transactions contemplated by the Combination Agreement, the parties hereby agree that such fair market value shall be deemed to equal $1,332,450), minus (3) the fair market value of such proceeds attributable to the general partners' future cash flow based management fee (in the case of the transactions contemplated by the Combination Agreement, the parties hereby agree that such fair market value shall be deemed to equal the product of 0.03 multiplied by the total number of shares of Common Stock for which the general and limited partners of Edge Group II will have the opportunity to exchange their interests in Edge Group II pursuant to the Combination Agreement multiplied by the initial public offering price per share of the Common Stock).

          (vii) For example, in the event of the exchange of the General Partners' general partner interests in Edge Group II for shares of Common Stock pursuant to the Combination Agreement, assuming an initial public offering price per share of Common Stock of $16.00 and the receipt by the General Partners of 361,665 shares of Common Stock in exchange for the general partner interests in Edge Group II and the receipt by the limited partners of Edge Group II of 1,837,287 for their limited partner in interests in Edge Group II, each Participant would be entitled to receive the number of shares of Common Stock set forth opposite such Participant's name below:

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Participant                                            Number of Shares

1991 Loan Agreement
     Mr. James C. Calaway.................................   1,273
     Southwest Minerals, Inc.
     Defined Pension Plan.................................   2,468
     Calaway Petroleum Int., Inc..........................   4,524
     Mr. Michael Gottesman................................   1,316
     Antwerp Diamond Distributors, Inc....................     987
     Geiger Energy and Technology
     Employees Retirement Fund............................     995
     Mr. Joel Davis.......................................     395

1993 Loan Agreement
     Mr. James C. Calaway.................................   2,608
     Ms. Toby Gottesman...................................     435

Addendum to 1993 Loan Agreement
     Mr. James C. Calaway.................................   1,957

Benedict Agreement
     Mr. David B. Benedict................................   2,122

     3. The parties confirm that it is the original intent under the Agreements that the rights under the Agreements relating to the general partner interests in Edge Group II (other than as collateral for borrowed money) do not restrict in any way the transfer of such interests and, as a result, that the Participants' consent to the transfer of such interests is not required with respect to such rights. The parties further confirm that it is the original intent under the 1991 Loan Agreement and the 1993 Loan Agreement that Mr. James
C. Calaway may act for and bind the 1991 Loan Agreement Participants and the 1993 Loan Agreement Participants with respect to the 1991 Loan Agreement and the 1993 Loan Agreement.

     4.  All other provisions of the Agreements shall continue in full force.

     5. This will clarify that references in the 1993 Loan Agreement and the Addendum to the 1993 Loan Agreement to 100% of the net income of Essex Royalty II Limited Partnership refers to 100% of the net income after payout of the Essex Royalty II Limited Partnership.

     6. This Waiver and Clarification of Agreements may be executed in any number of counterparts, each such counterpart being deemed to be an original, and all such counterparts taken together shall constitute the same agreement. This Waiver and Clarification Agreement shall be governed by and construed in accordance with the laws of the State of Texas. The parties hereto without additional consideration shall execute and deliver or shall cause to be executed and delivered such further documents and certificates and to take such further actions as may be reasonably

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required or desirable to carry out the provisions of this Waiver and
Clarification of Agreements and consummate the transactions contemplated hereby.

     7. Nothing herein shall obligate the General Partners to exchange their general partner interests in Edge Group II for an equity interest in another entity (including without limitation, the exchange for shares of Common Stock contemplated under the Combination Agreement).

     IN WITNESS WHEREOF, the undersigned have signed this Waiver and Clarification of Agreements dated as of November 27, 1996.


                                           NAPAMCO, LTD.



                                           By:  /s/ John Sfondrini
                                               ____________________________
                                           Name:  John Sfondrini
                                           Title: President



                                           /s/ John Sfondrini
                                           ________________________________
                                           JOHN SFONDRINI



                                           /s/ James C. Calaway
                                           ________________________________
                                           JAMES C. CALAWAY



                                           /s/ David B. Benedict
                                           ________________________________
                                           DAVID B. BENEDICT

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